EXHIBIT 99.1
Press release dated December 4, 2007
GEOGLOBAL REGISTRATION STATEMENT DECLARED EFFECTIVE BY SEC

Calgary, Alberta, Canada, December 4, 2007 - GeoGlobal Resources Inc. (Amex:  GGR) announced today that its registration statement filed with the U.S. Securities and Exchange Commission relating to the public resale of an aggregate of 8,860,800 shares of the Company’s common stock was declared effective by the Commission on December 3, 2007 at 4:00pm.

This registration statement was filed under the US Securities Act of 1933, as amended, to register for public resale shares of GeoGlobal’s outstanding common stock and common stock issuable on exercise of the warrants and compensation options that GeoGlobal issued in a transaction completed in June 2007.

The registration statement includes 5,680,000 shares that are issued and outstanding, 2,840,000 shares that are issuable on exercise of outstanding common stock purchase warrants and 340,800 shares that are issuable on exercise of outstanding compensation options.  The 2,840,000 warrants are exercisable through June 20, 2009 at a price of $7.50 per share and the 340,800 compensation options are exercisable through June 20, 2009 at a price of $5.00 per share, subject to in each case, to possible acceleration of the expiration date under certain circumstances.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company, which through its subsidiaries, is engaged primarily in the pursuit of petroleum and natural gas through exploration and development in India. Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India. Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay, Deccan Syneclise, and Rajasthan basin areas.

Forward Looking Statements
Some statements in this press release may contain forward looking information. These statements may address future events and conditions and, as such, could involve inherent risks and uncertainties. Our actual results of oil and gas exploration and development activities could be significantly different from any results anticipated.  Our exploration and development activities involve highly speculative exploration opportunities that involve material risks.  Additional important risk factors are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-KSB and quarterly reports on Form 10-QSB and 10-Q. The filings may be viewed at http://www.sec.gov. and www.sedar.com.

For further information contact:
GeoGlobal Resources Inc.	The Equicom Group
Allan J. Kent, Executive VP and CFO	Scott Kelly, Sr. Vice President
Carla Boland, Investor Relations and Corporate Affairs Phone: +1 403 777-9253 Email: info@geoglobal.com Fax: +1 403 777-9199 Website: www.geoglobal.com	Phone: +1 416 815-0700 x322 Fax: +1 416 815-0080 Email: skelly@equicomgroup.com